Exhibit 10

SEVERANCE AGREEMENT AND GENERAL RELEASE
FOR DENNI J. LESTER

        1.    Termination of Employment.   My employment with Insignia, Systems, Inc., (“Insignia”), will terminate effective September 30, 2004.

        2.    Consideration.   I understand that, subject to the terms and conditions of this Severance Agreement and General Release, hereinafter “Agreement”, Insignia agrees to provide me with the following benefits:

A.	Three months (through December 31, 2004) of base salary, payable according to Insignia’s regular payroll schedule, less applicable deductions and withholdings for taxes, beginning effective the first payroll period after the expiration of the revocation period provided in paragraph 15.

B.	COBRA benefits will be available as of October 1, 2004. Insignia Systems will continue to provide my life and long term disability insurance coverage through December 31, 2004, at my normal employee cost. Details of COBRA information and forms will be mailed to me.

C.	Insignia releases me from any and all non-compete agreements which I have entered into with Insignia (refer to section IV. Competitive Employment in the Employment Agreement).

        3.    General Release of Claims.   I hereby irrevocably and unconditionally RELEASE, WAIVE AND FOREVER DISCHARGE and agree not to sue Insignia, and its partners, affiliates, and past and present owners, agents, officers, directors, employees, successors and assigns, and all related persons, individually and in their official capacities (hereinafter collectively referred to as the “Released Parties”), of and from any and all claims, known and unknown, suspected or unsuspected, that I, my heirs, executors, administrators, successors, and assigns, have or may have up to and including the date of execution of this Agreement, including, but not limited to, any alleged violation of:

  The National Labor Relations Act;
  Title VII of the Civil Rights Act of 1964, as amended;
  Sections 1981 through 1988 of Title 42 of the United States Code;
  The Employee Retirement Income Security Act of 1974;
  The Age Discrimination in Employment Act of 1967;
  The Older Workers Benefit Protection Act;
  The Immigration Reform Control Act;
  The Americans with Disabilities Act of 1990;
  The Fair Labor Standards Act;
  The Occupational Safety and Health Act;
  The Family and Medical Leave Act of 1993;
  Worker Adjustment and Retraining Notification Act;
  The Minnesota Human Rights Act;
  The Minnesota Parental Leave Act;
  The Minnesota Occupational Health and Safety Act;
  The Minnesota State Wage and Hour Laws or any other claim under Minn. Stat. Ch. 181;

  All other federal, state or local civil or human rights and employment laws and all other local, state or federal laws, regulations or ordinances;
  All claims relating to public policy, contract, tort, or common law; and/or
  All claims for costs, fees, or other expenses including attorneys’ fees.

        4.    No Recovery or Relief.   I hereby waive my right to accept any relief or recovery from any charge or complaint before any federal, state, or local court or administrative agency against the Released Parties, except as such waiver is prohibited by law. I also represent that I have not filed any claims against Insignia or any other Released Party with any court, agency or other tribunal of any kind whatsoever.

        5.    Nonadmission of Wrongdoing.   I agree that neither this Agreement nor the furnishing of the consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by any or all of the Released Parties of any liability or unlawful conduct of any kind to me or anyone else. I agree to maintain the confidentiality of the terms and amount of this Agreement and may disclose the terms and amount of this Agreement only to my spouse, accountant, tax preparer, attorney and to government tax authorities. Except for government tax authorities, I agree to inform those individuals to whom the terms of this Agreement are disclosed that the terms and amount of this Agreement are to be held in confidence and are not to be disclosed except as expressly permitted in this Agreement. If asked specifically by any other person about the settled dispute or this Agreement, the parties shall state only that, “All matters at issue were resolved on a mutual and amicable basis and the resolution is confidential,” or words to that effect, and shall make no further comment.

        6.    Breach of Agreement.   I agree that if I breach any of the promises set forth in this Agreement or if I challenge the general release set forth in this Agreement, Insignia shall have the right to terminate the consideration payable under the Agreement and to require me to return all monies paid by Insignia in consideration for my signing the general release included in this Agreement.

        7.    Confidentiality.   I agree to continue to keep confidential all confidential information (“Confidential Information”). Confidential Information means any information that is not generally known, including trade secrets, outside Insignia and that is proprietary to Insignia, relating to any phase of Insignia’s existing or reasonably foreseeable business which has been disclosed to me during my employment by Insignia. Confidential Information includes, but is not limited to, product designs; manufacturing methods; processes and techniques; treatments or composition of materials; plant layouts; tooling; marketing plans or proposals; customer information; software codes and computer programs; customer lists; price information and cost information; administrative techniques or documents or information that is designated by Insignia as “Confidential” or similarly designated.

        8.    Right to Consult Attorney.   I acknowledge that I have had the right and opportunity to review this Agreement with counsel of my own choosing and whether or not I have done so is my own choice. I further acknowledge that I have read and fully understand this Agreement and consent to its terms and conditions.

        9.    Non-Disparagement.   As a condition of this Agreement, I agree not to disparage the Released Parties and/or Insignia’s business, products or practices.

        10.    References.   Upon inquiry from prospective employers, Insignia will follow its general policy concerning references, which is to confirm dates of employment, position held and salary. All such inquiries of prospective employers are to be directed to Insignia’s Human Resources Department.

        11.    Governing Law and Interpretation.   This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflict of law provisions. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in effect. However, if any portion of the general release language is ruled unenforceable for any reason, I agree to return immediately the consideration paid under this Agreement.

        12.    Entire Agreement.   This Agreement sets forth the entire agreement between the Released Parties and me and shall supersede any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Agreement, except for those set forth in this Agreement.

        13.    Amendment.   This Agreement may not be amended except by a written agreement signed by both parties.

        14.    Consideration Period.   This Agreement was presented to me on September 28, 2004. I understand that the terms of this Agreement shall be open for acceptance for a period of twenty-one (21) days after the date of presentation, during which time I may consider whether to accept this Agreement. I acknowledge that if I execute this Agreement prior to the expiration of twenty-one (21) days, I do so freely and knowingly, and waive any and all future claims that such action or actions would affect the validity of this Agreement.

        15.    Right to Revoke.   I understand that I have the right to revoke this Agreement at any time during the fifteen (15) day period following the date on which I first sign the Agreement. I also understand that the earliest I can sign this Agreement is the first day following my Termination Date.

        If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my acceptance of the Agreement and General Release”. This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the fifteenth (15) day revocation period to Mr. Scott Drill, President, Insignia Systems, Inc., 6470 Sycamore Court North, Maple Grove, MN 55369, otherwise the revocation will not be effective.

        16.    Effective Date.   This Agreement shall not become effective or enforceable until the expiration of the 15-day revocation period described in Section 15 above.

I UNDERSTAND THAT MY RIGHT TO RECEIVE BENEFITS SET FORTH AS STATED IN SECTION NUMBER 2 ABOVE IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT I WOULD NOT RECEIVE ENHANCED SEVERANCE BENEFITS BUT FOR MY EXECUTION OF THIS AGREEMENT. I ALSO UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES. I HAVE BEEN ADVISED IN WRITING BY INSIGNIA THAT I HAVE 21 DAYS TO CONSIDER THIS AGREEMENT; AND HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, I have executed this Agreement and General Release as of the date set forth below.

Signed:

Name:	/s/ Denni J. Lester

Date:	October 12, 2004

ACCEPTED AND ACKNOWLEDGED BY Insignia Systems, Inc.

By:	/s/ Scott F. Drill

Name:	Scott F. Drill

Title:	President and CEO

Date:	October 18, 2004